UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: May 14, 2007

CHINA EXPERT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30644	98-0348086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2611-13, Great Eagle Centre 23 Harbour Road Wanchai, Hong Kong
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 852-2802-1555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

Huian County Contract

On May 14, 2007, t he Company’s wholly-owned subsidiary, Expert Network (Shenzhen) Company Limited (“Expert Network”) , entered into an e-Government contract (the “Contract”) with Huian County located in the Fujian Province (“Huian County”) for the construction of Phase 2 of the Huian County E-government Project. Pursuant to the Contract, the Company has been engaged to provide services for the design and implementation of the following systems:

•

Smart Card System

•

Social Medical Security Information System

•

Promotion of e-government Application System

•

e-Commerce System

Under the terms of the Contract, the Project is expected to commence in June 2007, and is expected to be completed by January 2008 .. Total fees to be paid to the Company for the Contract are 255 million RMB, or approximately US$ 33 million.  The net contract sum, after excluding PRC business tax, is 244 million RMB, or approximately US$ 31.6 million.

Other than the Cont r act , there is no material relationship between the Company or its affiliates and Huian County ..

Nan’an City 2nd Contract

On May 15, 2007, Expert Network entered into another e-Government contract (the “2nd Contract”) with Nan’an City located in Fujian Province (“Nan’an City”) for the contracting of the Nan’an City e-Commerce System Project. Pursuant to the 2nd Contract, the Company has been engaged to provide services for the design and implementation of the e-Commerce system for Nan’an City government.

Under the terms of the 2nd Contract, the project is expected to commence in June 2007, and is expected to be completed by January 2008. Total fees to be paid to the Company for the 2nd Contract are 94.5 million RMB, or approximately US$ 12.3 million.  The net contract sum, after excluding PRC business tax, is 89.9 million RMB, or approximately US$ 11.7 million.

Other than the 2nd Cont r act , there is no material relationship between the Company or its affiliates and Nan’an City ..

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibits are filed herewith:

10.58

Main Contract, dated as of May 14 , 2007, by and between Expert Network (Shenzhen) Company Limited and Huian County Electronic Administration Management Co. Ltd.

10.59

Main Contract, dated as of May 15, 2007, by and between Expert Network (Shenzhen) Company Limited and Nan’an City Administrative Electronic Information Management Company Limited

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EXPERT TECHNOLOGY, INC.

By: /s/ Fu Wan Chung, Simon

Chief Financial Officer and Director

May 21, 2007